[ROPES & GRAY GRAPHIC]

ROPES & GRAY LLP
ONE INTERNATIONAL PLACE   BOSTON, MA 02110-2624   617-951-7000   F 617-951-7050
BOSTON   NEW YORK  PALO ALTO   SAN FRANCISCO   WASHINGTON, DC  www.ropesgray.com

July 5, 2005

NTK Holdings, Inc.
50 Kennedy Plaza
Providence, RI  02903

Ladies and Gentlemen:

This opinion is rendered to you in connection with a registration statement (the "Registration Statement") on Form S-4 filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the exchange offer (the "Exchange Offer") by NTK Holdings, Inc. ("NTK") to exchange NTK's $403,000,000 aggregate principal amount at maturity 10 3/4% Senior Discount Notes due 2014 (the "Exchange Notes") for NTK's outstanding $403,000,000 aggregate principal amount at maturity 10 3/4% Senior Discount Notes due 2014 (the "Outstanding Notes"). The Outstanding Notes were issued pursuant to the provisions of an indenture dated as of February 15, 2005 (the "Indenture") entered into between NTK and U.S. Bank National Association, a national banking association, as Trustee (the "Trustee").

We have acted as special counsel for NTK in connection with the Exchange Offer and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary.

We express no opinion as to the laws of any jurisdiction other than those of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture, and delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, as described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of NTK, enforceable against NTK, in accordance with their terms and will be entitled to the benefits of the Indenture.

Our opinion set forth above with respect to the enforceability of, and the obligations referred to in, the Exchange Notes is subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally (including, without limitation, Section 548 of Title 11 of the United States Code and fraudulent conveyance or similar provisions of state law) and
(ii)
general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters." By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP


                                       2